Exhibit 99

Marriott International, Inc. Corporate Headquarters	Communications Marriott Drive Washington, D.C. 20058 (301) 380-7770

NEWS

CONTACT:	Tom Marder
Marriott International
(301) 380-2553
tom.marder@marriott.com

MARRIOTT ELECTS TWO MEMBERS TO THE BOARD OF DIRECTORS

WASHINGTON, D.C., June 14, 2004 – Marriott International, Inc. (NYSE:MAR) today announced that its board of directors has elected two new members, effective June 14: Richard S. Braddock, chairman at the private equity firm MidOcean Partners, and Debra L. Lee, president and chief operating officer of Black Entertainment Television (BET), a media and entertainment company owned by Viacom.

J.W. Marriott, Jr., chairman and chief executive officer of Marriott International, said, “I am pleased to announce that these two highly accomplished and respected executives and leaders are joining our board. Debra brings considerable operational and legal expertise, and Rick a deep insight into equity markets and distribution channels. Both new members will be valuable strategic assets as we continue our growth in a highly competitive environment.”

Prior to his position at MidOcean Partners, Mr. Braddock had been chairman of priceline.com, a position he held from August 1998 through April 2004. He also served as chief executive officer at priceline.com from August 1998 through June 2000. While at the company, he led priceline.com through its early product launches, initial public offering, and development of its travel business. Previously, Mr. Braddock served as chairman of True North Communications, a global advertising and communications firm, from July 1997 to January 1999, and was a principal in the private equity investment firm of Clayton, Dubilier & Rice from June 1994 to September 1995.

Earlier, Mr. Braddock was chief operating officer at Medco Containment Services, Inc., a leading pharmacy benefit manager that was purchased by Merck, from January 1993 to October 1993. Mr. Braddock joined Citicorp in 1973, serving as chief operating officer of the company and its principal subsidiary, Citibank, N.A. January 1990 through October 1992.

A graduate of Dartmouth College with a degree in history, Mr. Braddock received an M.B.A. from the Harvard School of Business Administration. He also serves on the board of directors of Cadbury Schweppes, Eastman Kodak Company, MphasiS-BFL Limited, Lenox Hill Hospital, and the Lincoln Center for the Performing Arts.

(more)

MARRIOTT ELECTS TWO TO BOARD	-2-

Ms. Lee’s career at BET began in 1986 as Vice President and General Counsel. In 1992, she was named executive vice president of legal affairs and publisher of BET’s magazine division, while continuing to serve as general counsel. In 1995, Ms. Lee assumed responsibility for BET’s strategic business development and was named president and chief operating officer in 1996.

Prior to joining BET, Ms. Lee spent five years as an attorney with Washington, D.C.-based Steptoe & Johnson, a corporate law firm. From August 1980 through September 1981, she served as a law clerk to the late Honorable Barrington Parker of the U. S. District Court for the District of Columbia. In addition to receiving a bachelor of arts from Brown University, Ms. Lee has M.A. and J.D. degrees from Harvard University.

A recognized leader in the telecommunications industry, Ms. Lee was a recipient of the 2003 Vanguard Award from the National Cable & Telecommunications Association; 2003 Positively Visionary Award from Cable Positive; 2003 Quasar Award from the National Association of Minorities in Communications; 2000 Tower of Power Trumpet Award from Turner Broadcasting System; and the Silver Star Award from American Women in Radio and Television. She also won the 2001 Woman of the Year Award from Women in Cable and Telecommunications, the Wonder Woman Award from Cablevision Magazine and was named one of the 100 Most Powerful Women in Washington, DC by Washingtonian Magazine and one of the cable television industry’s “Hundred Heavy Hitters” by Cable Fax Magazine.

Ms. Lee serves on the corporate board of directors of Eastman Kodak Company and Washington Gas & Light Company. She is affiliated with a number of professional and civic organizations, including the National Cable & Telecommunications Association national board, Telecommunications Development Fund, and Center for Communication. Ms. Lee is also a member of the national board of directors for Girls, Inc., the Kennedy Center’s Community & Friends board, National Symphony Orchestra board, National Women’s Law Center, the Alvin Ailey Dance Theater, and is a Trustee Emeritus at Brown University.

Marriott’s board has 11 members, seven of whom are independent, outside directors.

(Note to editors: photos available upon request.)

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,700 lodging properties in the United States and 68 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Marriott Grand Residence Club brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and has approximately 128,000 employees and was ranked as the lodging industry’s most admired company and one of the best places to work for by FORTUNE®. In fiscal year 2003, Marriott International reported sales from continuing operations of $9 billion. For more information or reservations, please visit our web site at marriott.com.